#920792v25 013706-0009 ny-2918657 HARBOR POINT PARCEL 4 HOLDINGS, LLC C/O BEATTY DEVELOPMENT GROUP, LLC 1300 THAMES STREET, SUITE 10 BALTIMORE, MARYLAND 21231 April ___, 2025 Baltimore Parcel 4, LLC c/o Armada Hoffler Properties, Inc. Attn: Matthew Barnes-Smith 222 Central Park Avenue, Suite 2100 Virginia Beach, VA 23462 Dear Matt: Reference is made to that certain (i) Amended and Restated Operating Agreement, dated as of April 1, 2021 (the “Operating Agreement”) of Harbor Point Parcel 4 Development, LLC (the “Company”) and (ii) Option Agreement, dated as of April 1, 2022 (the “Option Agreement”). The Company is owned by Harbor Point Parcel 4 Holdings, LLC, a Maryland limited liability company (“HPP4”) and Baltimore Parcel 4, LLC, a Virginia limited liability company (“BP4”). HPP4 is also the Managing Member of the Company. HPP4 and BP4 are sometimes collectively referred to herein as the “Members” and are also the parties to the Option Agreement. Terms not otherwise defined herein shall have the meaning ascribed to them in the Operating Agreement. The purpose of this letter (this “Agreement”) is to memorialize the terms of certain arrangements the parties have been discussing with respect to the Company and the Project. 1. Option Agreement. In connection with the transactions outlined in this Agreement. BP4 agrees to exercise the Option as defined in the Option Agreement. Once effective, BP4 shall have increased its Percentage Interest in the Company to 90%, leaving HPP4 with a 10% Percentage Interest. The effectiveness of the exercise of such Option shall occur only upon completion of the steps set forth below including BP4 making the Option Payment (as hereinafter defined) which shall be made simultaneously with the execution and effectiveness of all other documentation to be entered into to memorialize the terms described herein. Notwithstanding anything to the contrary contained in the Option Agreement, the consideration to be paid by BP4 for the exercise of the Option shall be $14,307,000 (the “Option Payment”). Upon payment of such amount HPP4 will cause a portion of the Option Payment to be used to repay in full all principal and accrued interest outstanding on that certain (i) Replacement Promissory Note, dated as of April 1, 2022 made by Harbor Point Parcel 3 Holdings, LLC (an Affiliate of HPP4) (“Borrower”) in favor of Armada Hoffler, L.P. (“Lender”) in the original principal amount of $7,300,000 and (ii) Promissory Note, dated as of April 1, 2022, in the original principal amount of $6,307,000 made by Borrower in favor of Lender. Upon such payment, such promissory notes will be treated as fully and irrevocably repaid and the Membership Interest Pledge will be released. In addition, the parties will ensure that the other steps set forth in Section 3 of the Option Agreement are fully consummated. The remaining amount due after the 29 Exhibit 1.1

#920792v25 2 013706-0009 ny-2918657 Option Payment has been applied as aforesaid to repay the Notes, in the amount of $700,000, shall be retained by HPP4. 2. Transfer of HPP4’s Remaining Interest in the Company. In connection with the satisfaction of all conditions precedent to the exercise of the Option, the parties have agreed to also divide the “Residential Unit” within the Harbor Point Parcel 4 Commercial Condominium and have it further condominiumized into seven (7) parcels, two (2) of which will be located on the north side of the existing Residential Unit and upon which HPP4 and/or its affiliate will construct a residential project (collectively, the “North Residential Unit”), and five (5) of which shall be located on the south side of the Residential Unit and upon which an existing building has been constructed (collectively, the “South Residential Unit”). Same shall be accomplished through the preparation and recordation of a commercial condominium, declaration and by-laws for the “Residential Unit”. Counsel for HPP4 will prepare a draft of such documentation and deliver same to BP4 and its counsel for their reasonable review and approval. The parties will work in good faith to identify and agree on the exact configuration of the land covering the North Residential Unit and the South Residential Unit; provided, however, that the parties acknowledge that such configuration is generally as outlined on Exhibit A attached hereto. BP4 will acquire the remaining 10% Membership Interests in the Company owned by HPP4, in exchange for its causing the Company to deed to HPP4 or its designee the North Residential Unit and simultaneously paying to HPP4 the sum of $3,500,000 (the “North Parcel Payment”). HPP4 and BP4 will bear equally all recordation and transfer taxes payable in connection with the transfer of the North Residential Unit. HPP4 will assign to BP4 its remaining 10% Membership Interest in the Company and shall thereafter withdraw as a Member thereof and BP4 shall become the Sole Member of the Company. The parties will endeavor to structure such exchange in a manner that is free from Maryland transfer and recordation taxes. The North Residential Unit will include all current improvements located therein and all future development rights with respect thereto. BP4 shall deliver all architectural and engineering work and all permits and approvals with respect to the North Residential Unit, and upon delivery, all of the same shall become the sole and exclusive property of HPP4 free and clear of all liens and encumbrances. The parties will cooperate in good faith to ensure that (a) each of the North Residential Unit and the South Residential Unit will be entitled to the benefit of applicable Brownfields tax credits, and (b) all contracts and agreements currently in place with respect to the “Residential Unit” are appropriately allocated and assigned to the North Residential Unit and the South Residential Unit. Upon receipt of the North Parcel Payment, if a capital contribution is required under the operating agreement of Harbor Point Parcel 3 Development, LLC (“HPP3”) in order to satisfy a requirement of its construction financing, HPP4 will use a portion of such North Parcel Payment to fund HPP3’s proportionate share of such capital contribution (not to exceed $3,000,000). Simultaneous with the HPP3/HPP4 contribution described in the immediately preceding sentence, BP4 shall cause its affiliate, Baltimore Parcel 3, LLC (“BP3”), to fund its proportionate share of such capital contribution (not to exceed $3,000,000). If the original capital contribution exceeds $6,000,000, the members of HPP3 shall be equally responsible for such excess, and HPP3 shall be entitled to a member loan from BP3 to enable it to funds its share of such excess.

#920792v25 3 013706-0009 ny-2918657 3. Parking Access. Upon closing of the transactions outlined in this Agreement, BP4 will cause the Company to enter into an agreement reasonably acceptable to HPP4 pursuant to which the Company will provide HPP4 and its affiliates, on an exclusive basis, with access to 167 parking spaces (the “Guaranteed Spaces”) that will be available for use at all times in the 1248 space garage located on the South Residential Unit (the “Garage”) at the applicable Harbor Point market rates. If requested by HPP4, BP4 will use its good faith and commercially reasonable efforts to cause an additional 85 parking spaces to be available to HPP4 and its affiliates (the “Additional Spaces”) on the same terms as the Guaranteed Spaces, bringing the total number of spaces available to HPP4 to 252 spaces (the “Total Beatty Spaces”). HPP4 agrees to provide not less than 180 days’ prior notice to the Company of the date on which HPP4 and/or its affiliates will require the use of all or a portion of parking spaces. All parking spaces described in this Section 3 will be located and assigned in a manner that complies with all laws, rules and regulations applicable to the North Residential Unit. HPP4 and BP4 each acknowledge that there is significant demand for parking in the Garage, and there is currently at least one agreement in place providing “guaranteed” spaces to one large Harbor Point tenant. At the time HPP4 may require the use of the Additional Spaces , the Parties acknowledge that, because of pre- existing commitments to other users, it may not be possible to grant HPP4 the right to use all of the Additional Spaces it requests, but once HPP4 provides notice to the Company, BP4 shall make good faith and commercially reasonable efforts to provide as many Additional Spaces as possible, and shall direct the then parking manager to do everything possible to accommodate the request. In all events, BP4 will provide all available spaces that may be required by HPP4 and its affiliates for use after regular business hours until such spaces are available for use at all times. BP4 will not make further parking commitments beyond the pre-existing commitments that may further impact BP4’s ability to provide the Total Beatty Spaces to HPP4 should they be needed. The parties’ have agreed on the number of Total Beatty Spaces based upon an equitable allocation considering the current size of the existing building on the South Residential Unit which includes 312 units, and the current working drawings for the building to be constructed in the future on the North Residential Unit which currently contemplates 252 units (the “Beatty Unit Projection”). If the actual number of units constructed by HPP4 is more than the Beatty Unit Projection, the number of Guaranteed Spaces will be adjusted up proportionally and if the actual number of units constructed by HPP4 is less than the Beatty Unit Projection, the Guaranteed Spaces will be reduced proportionately. If additional spaces that were previously committed to third parties become available, they will be allocated proportionally to BP4 and HPP4 based on the above referenced unit counts. It is the parties’ intention that the agreements contained herein shall “run with the land” and be binding upon any successor owner(s) of the South Residential Unit. 4. REA. In connection with the Commercial Condominium, Harbor Point Open Space Corp., HPP4, BP4 and the owner of the HP Parcel 4 Commercial Condominium Unit 3 of the Harbor Point Parcel 4 Commercial Condominium (the “Hotel Parcel”) will enter into a Reciprocal Easement and Cost Sharing Agreement (the “REA”) which will contain, among other things, the following terms and conditions: (a) Reciprocal access easements for both the North Residential Unit and the South Residential Unit for parking garage and other access.

#920792v25 4 013706-0009 ny-2918657 (b) An access easement for the benefit of BP4 with respect to the loading dock and all utility connections on the North Residential Unit. (c) Access at no cost for temporary construction activities, including crane swing over designated areas, and all related easements necessary in order for HPP4 to undertake any and all future development activities upon the North Residential Unit. HPP4 shall agree to take all action reasonably necessary to cause minimal interference with the ownership and operation of the South Residential Unit during any such development and construction activities. (d) An easement/license for the benefit of North Residential Unit tenants and residents to use the recreational amenities located within the South Residential Unit, including the plaza area, gym, yoga studio, library and community rooms (the parties will use commercially reasonable efforts to agree upon a fair and equitable allocation of maintenance costs based upon the number of dwelling units in the buildings constructed on the North Residential Unit and the South Residential Unit. (e) Parking rights for the benefit of the Hotel Parcel, and easement rights for the benefit of the Hotel Parcel with respect to the loading dock and back of house space (i.e., engineering office, linen storage and bike storage areas), all as located on the North Residential Unit and the South Residential Unit. (f) Easements for the benefit of the North Residential Unit for all utility services required in connection with the ownership thereof and the development, construction, ownership and operation of improvements constructed thereon. (g) A provision requiring that the amenity deck on the 8th floor of the building to be constructed on the North Residential Unit shall be of a similar type and quality as the amenity deck located on the 8th floor of the building constructed on the South Residential Unit. The parties agree and acknowledge that a substantially final version of the REA is attached hereto as Exhibit B (subject to modification (i) consistent with this Section 4 and (ii) to address ongoing discussions relating to Hotel Parcel parking rights). The parties agree that the garage is intended to support all residential, retail, and hotel uses on Parcel 4 as well as certain office parking requirements at Harbor Point. The parties also agree to include in any agreement with a parking operator, such operator’s agreement to use its best efforts to manage all parking in an efficient, flexible manner, including, without limitation, the parking, valet and otherwise benefiting the various uses intended to be supported by this garage including, but not limited to, future P4 residential and P4 hotel development, which shall receive market rates consistent with Baltimore’s central business district. To the extent that there is a risk of noncompliance of any parking obligations, the parties will work with the parking operator to adjust operational procedures accordingly. 5. ROFO/ROFR. Upon closing of the transactions contemplated by this Agreement, the parties will enter into a letter agreement pursuant to which customary “ROFO” and

#920792v25 5 013706-0009 ny-2918657 “ROFR” rights will be given to HPP4 should BP4 elect to sell the South Residential Unit in the future. 6. AHP Construction, LLC Warranty. BP4 shall cause AHP Construction, LLC, the general contractor with respect to the improvements on the Residential Unit, to deliver for the benefit of HPP4 and its affiliates, (a) an assignment of the standard construction warranty and all other obligations relating to warranties included in the actual construction contract entered into between AHP Construction LLC and the Company, dated April 22, 2022, for the construction work on the Residential Unit, so that HPP4 will be a direct beneficiary of, and can enforce the terms of such warranty and other obligations with respect to all completed improvements on the North Residential Unit and can enforce directly all other obligations relating to warranties, and (b) a guaranty with respect to all latent defects that are discovered within the applicable 10-year statute of repose period, with respect to all completed improvements constructed within, and impacting the constructability of, the North Residential Unit. In addition, all rights to bring claims against the General Contractor, including, without limitation, latent defect claims will be assigned to HPP4. The parties will also address and agree on all closeout and completion matters relating to construction on the North Residential Unit. The document delivered at closing setting forth the aforesaid warranties will include specific reference to all sections in the actual construction contract that relate to such warranties and other obligations. 7. Timing. The parties have agreed to work in good faith to complete the preparation, negotiation and execution of all transaction documentation on or before April 30, 2025. Immediately following execution of this Agreement, counsel for the parties shall meet and discuss responsibility for the drafting of all necessary transaction documentation. 8. Management. BP4 acknowledges that Beatty Management Group, LLC (and/or its affiliates) (“BMG”) currently manages all of the non-residential properties in the Harbor Point neighborhood and that all such properties receive substantial economies of scale and the benefit of the BMG’s long term historical knowledge of the neighborhood as a result of such overall management. BP4 further acknowledges that BMG is in negotiations with BP4’s asset management group with respect to a property management agreement covering the South Residential Unit and will also consider in good faith proposals made by BMG to be engaged for possible management roles for the undertakings referenced in Section 7.03(c)(iii) of the Operating Agreement. 9. Binding Nature. This Agreement is intended to be, and will be treated as a binding and legally enforceable agreement subject to the preparation and delivery of certain related documents referenced to herein which are either in draft form or need to be prepared. The parties will work in good faith to promptly prepare and finalize such other agreements and to take all such steps which are conditions precedent to the transactions described herein. 10. Releases. At the time of closing, HPP4 and BP4 will exchange mutual general releases in connection with their dealings in respect of the Operating Agreement and related documents.

Michael S. Beatty Manager

#920792v25 A-1 013706-0009 ny-2918657 EXHIBIT A OUTLINE OF THE NORTH RESIDENTIAL UNIT AND THE SOUTH RESIDENTIAL UNIT

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#920792v25 B-1 013706-0009 ny-2918657 EXHIBIT B REA (See Attached)

ny-2918657 RECIPROCAL EASEMENT AGREEMENT (Harbor Point – Parcel 4) THIS RECIPROCAL EASEMENT AGREEMENT (this “Agreement”) is made as of this ___ day of ____________, 2025 by and among HARBOR POINT PARCEL 4 DEVELOPMENT, LLC, a Maryland limited liability company (“Development”), HARBOR POINT OPEN SPACE CORP., a Maryland corporation (“Open Space”), and HARBOR POINT PARCEL 4 HOTEL, LLC, a Maryland limited liability company (“Hotel”). Each of the foregoing entities is sometimes hereinafter referred to as a “Party” and all of such entities are sometimes collectively referred to as the “Parties”. RECITALS WHEREAS, Development is the owner in fee simple of that certain real property described on Exhibit A-1, attached hereto and made a part hereof (the “Development Property”); and WHEREAS, Open Space is the owner in fee simple of that certain real property described on Exhibit A-2, attached hereto and made a part hereof (the “Open Space Property”); and WHEREAS, Hotel is the owner in fee simple of that certain real property described on Exhibit A-3, attached hereto and made a part hereof (the “Hotel Property” and together with the Development Property and the Open Space Property, individually or collectively, the “Property” or the “Properties”, as the context may dictate); and WHEREAS, the Property is subject to a commercial condominium regime known as Harbor Point Parcel 4 Commercial Condominium (the “Commercial Condominium Regime”) established pursuant to a Declaration of Condominium for Harbor Point Parcel 4 Commercial Condominium made by Development, dated April 7, 2022 and recorded among the Land Records of Baltimore, Maryland (the “Land Records”) in Book 24730, page 110 (the “Commercial Condominium Declaration”), and as shown on a plat entitled “Plat of Condominium of Harbor Point Parcel 4 Commercial Condominium,” dated March 24, 2022 and recorded among the Condominium Plat Records of Baltimore City, Maryland as Plat MB887; and WHEREAS, the Development Property is known as “HP Parcel 4 Commercial Condominium Unit 1” under the Commercial Condominium Declaration, the Open Space Property is known as “HP Parcel 4 Commercial Condominium Unit 2” under the Commercial Condominium Declaration, and the Hotel Property is known as “HP Parcel 4 Commercial Condominium Unit 3” under the Commercial Condominium Declaration; and WHEREAS, the Property, and other real property, is subject to a land condominium regime known as Harbor Point Master Land Condominium (the “Land Condominium Regime”), established pursuant to a Declaration of Condominium for Harbor Point Master Land Condominium made by Harbor Point Land, LLC dated March 21, 2014 and recorded among the Land Records in Liber LGA 16101, page 424, as amended by that certain First Amendment to Declaration of Condominium for Harbor Point Master Land Condominium dated January 13, 2016 and recorded among the Land Records in Liber LGA 17841, page 362, as further amended by that certain Second Amendment to Declaration for Harbor Point Master Land Condominium

2 ny-2918657 dated as of February 20, 2017 and recorded among the Land Records in Book 18922, Page 105, as further amended by that certain Third Amendment to Declaration for Harbor Point Master Land Condominium dated as of April 25, 2019 and recorded among the Land Records in Book 21072, Page 16, and as further amended by that certain Fourth Amendment to Declaration for Harbor Point Master Land Condominium dated as of January 25, 2022 and recorded among the Land Records in Book 24730, Page 88 (collectively, the “Land Condominium Declaration”), and as shown on a plat entitled “Plat of Condominium of HARBOR POINT MASTER LAND CONDOMINIUM Land Units 1, 2, 3, and 4, Garage Unit & Open Space Unit,” dated March, 2014 and recorded among the Condominium Plat Records of Baltimore City, Maryland as Plat FMC 788, as amended by that certain “Plat of Condominium of HARBOR POINT MASTER LAND CONDOMINIUM Land Units 1, 2, 3, and 4, Garage Unit & Open Space Unit,” dated December, 2015 and recorded among the Condominium Plat Records of Baltimore City, Maryland as Condominium Plat LGA 804, as further amended by that certain plat entitled “Plat of Condominium of HARBOR POINT MASTER LAND CONDOMINIUM” recorded among the Condominium Plat Records of Baltimore City, Maryland as Condominium Plat LGA 821, as further amended by that certain “Plat of Condominium of HARBOR POINT MASTER LAND CONDOMINIUM Land Units 1, 2, 3, and 4, Garage Unit & Open Space Unit,” dated January 11, 2019 and recorded among the Condominium Plat Records of Baltimore City, Maryland as Condominium Plat MB 850 and as further amended by that certain “Plat of Condominium of HARBOR POINT MASTER LAND CONDOMINIUM Land Units 1, 2, 3, and 4, Garage Unit & Open Space Unit,” dated January 25, 2022 and recorded among the Condominium Plat Records of Baltimore City, Maryland as Condominium Plat MB 881; and WHEREAS, the Property is benefited and burdened by that certain Easement and Cost Sharing Agreement dated March 21, 2014 and recorded among the Land Records in Liber FMC 16123, page 482, as amended by that certain First Amendment to Easement and Cost Sharing Agreement dated January 3, 2018 and recorded among the Land Records in Book 19817, page 475 (together, the “Land Condominium REA”); and WHEREAS, the Properties are and/or will be, to some extent, dependent upon each other for, vehicular and pedestrian access, use of a common loading dock and building systems, and, accordingly, the Parties desire to subject their respective Properties to this Agreement in order to provide for the future harmonious use and operation of the Improvements (as defined below) by the present and any future owners thereof. NOW, THEREFORE, the Parties hereto do hereby declare that the Property is subject to the provisions of this Agreement, it being intended that the provisions of this Agreement shall apply to and bind the present owners and future owners of the Property. Each of the recitals and exhibits attached hereto are hereby incorporated herein as if fully set forth. Definitions. “AAA” shall have the meaning set forth in subsection 8.2.1. “Agreement” shall have the meaning set forth in the Preamble. “Aggrieved Owner” shall have the meaning set forth in subsection 8.2.1.

3 ny-2918657 “Annual Budget” shall have the meaning set forth in Section 4.4. “Benefitted Property” shall have the meaning set forth in Section 3.4. “Boundary Footings” shall have the meaning set forth in subsection 3.1.1. “Budget Deadlock” shall have the meaning set forth in Section 4.4. “City” shall mean the Mayor and City Council of Baltimore, Maryland. “Claims” shall have the meaning set forth in Section 2.6. “Costs” shall have the meaning set forth in Section 4.4. “Dedication” shall have the meaning set forth in Section 2.7. “Default Interest Rate” shall mean the lesser of (y) the greater of (i) eighteen percent (18%) per annum and (ii) the “prime rate” as published in, or announced by, the Wall Street Journal on the first business day of each calendar month plus ten percent (10%) per annum and (z) the highest lawful rate of interest allowable under applicable law. “Dispute Notice” shall have the meaning set forth in Section 8.2.1. “Hotel Easement” shall have the meaning set forth in Section 3.6. “Hotel Easement Area” shall have the meaning set forth in Section 3.6. “Hotel Easement Maintenance Costs” shall have the meaning set forth in Section 3.6. “Hotel Spaces” shall mean that certain number of parking spaces located within the structured parking garage located on the Development Property in an amount equal to 65% of the number of guest rooms contained within the hotel Improvements constructed upon the Hotel Property, rounded up or down, as applicable, to the nearest whole number, not to exceed one hundred fifty (150) total parking spaces. “Improvements” shall mean any and all buildings, structures and other improvements of every nature or character (excluding surface parking) located, from time to time, on the Property, or any portion thereof. “Indemnified Parties” and “Indemnified Party” shall have the meaning set forth in Section 2.6. “Indemnitor Parties” shall have the meaning set forth in Section 2.6. “Indemnifying Owner” shall have the meaning set forth in Section 2.6.

4 ny-2918657 “Interested Parties” shall mean an Occupant or Mortgagee of any portion of the Project. “Land Condo Costs” shall mean all of those costs and expenses to be allocated to the Property pursuant to the Land Condominium REA, including but not limited to “Campus Costs,” as defined in the Land Condominium REA. “Land Records” shall have the meaning set forth in the Recitals. “Loading Dock Costs” shall have the meaning set forth in Section 3.5. “Loading Dock Easement” shall have the meaning set forth in Section 3.5. “Mortgage” shall mean a mortgage, deed of trust, sale, leaseback, or other interest created for the purpose of securing an indebtedness encumbering a Unit, as applicable, and recorded among the Land Records. “Mortgagee” shall mean the secured party under a Mortgage. “Notice” shall mean any communication affected in the manner prescribed in Section 11 hereof. “Occupants” shall mean any Person entitled to occupy a portion or portions of a Unit as an Owner and/or a tenant under a lease. “Permittee(s)” shall mean, with respect to each Owner, its officers, directors, employees, agents, partners, contractors, customers, visitors, invitees, and licensees. “Person(s)” shall mean individuals, partnerships, associations, corporations, limited liability companies and any other form of business organization, or one or more of them, as the context may require. “Reconciliation Statement” shall have the meaning set forth in Section 4.6. General Provisions. Each Party, intending to bind itself, hereby grants, establishes and reserves the easements, licenses, rights and privileges hereinafter set forth. The grant of an easement by a Party shall bind its Property, as applicable, which shall, for the purpose of this Agreement be deemed to be the servient tenement. Where only a portion of the applicable Property is bound and burdened by the easement, only that portion shall be deemed to be the servient tenement. The grant of an easement to a Party shall benefit and be appurtenant to its Property which shall, for the purpose of this Agreement, be deemed to be the dominant tenement.

5 ny-2918657 All easements granted hereunder shall exist by virtue of this Agreement without the necessity of confirmation by any other document. Unless expressly provided otherwise in this Agreement, all easements granted herein are perpetual, nonexclusive and irrevocable. Any Party exercising rights under the easements granted pursuant to this Agreement hereby covenants to clean and restore any areas disturbed or damaged by, and remove any undue rubbish attributable to, the exercise of its rights herein at its sole cost and expense. In addition, any Party utilizing the easements rights granted to it herein shall, during the period of entry in, on or above any other Party’s Property, maintain insurance naming the granting Party, as applicable (and its Mortgagee(s) and such other customary parties reasonably designated by such granting Party) as additional insureds with respect to those types of insurance coverages as are commercially reasonable and customary in connection with such Party’s entry on any other Party’s Property. Each Party shall, on the request of another Party, promptly furnish such other Party a certificate evidencing its compliance with the insurance coverage requirements of this Section 2.4. Each Party shall be responsible for obtaining building and other permits for any work performed by such Party. Each Party shall provide reasonable and diligent cooperation with written requests by the other Parties in the event that any governmental entity requires or requests joinder or consent to any matters in connection with such permits. Each Party (an “Indemnifying Owner”) shall indemnify, defend and hold harmless the other Parties, their Permittees and Interested Parties (collectively, the “Indemnified Parties” and individually, an “Indemnified Party”) from and against all penalties, claims, costs, demands, damages, losses, expenses (including reasonable attorneys’ fees) or liability of whatsoever nature (collectively, the “Claims”) brought by third parties and that arise (i) from such Indemnifying Owner’s, its Permittees’ and Interested Parties’ (collectively, the “Indemnitor Parties”) use of the easements granted to such Indemnitor Parties in this Agreement or (ii) from any other activity, work or thing done by such Indemnitor Parties in or about the Project. If any such proceeding is filed by a third party against an Indemnified Party, such Indemnifying Owner and/or the other Indemnitor Parties shall defend such Indemnified Party in such proceeding at such Indemnifying Owner and/or the other Indemnitor Parties’ sole cost and expense by legal counsel reasonably satisfactory to such Indemnified Party. Notwithstanding anything herein to the contrary, in no event shall such Indemnifying Owner and/or the other Indemnitor Parties be obligated to indemnify any Indemnified Party for any Claims relating to, arising out of or attributable to the negligent act or omission or willful misconduct of such Indemnified Party. Notwithstanding the foregoing, nothing in this Section 2.6 shall be construed as imposing an indemnification obligation on any Mortgagee or any tenant under a commercial, retail or office lease. Nothing contained in this Article 2 or elsewhere in this Agreement (including the creation and establishment of the easements) shall be deemed to constitute the dedication of any portion of any Property to public use. Notwithstanding the foregoing, Open Space hereby acknowledges and agrees that Open Space shall convey to the City, by one or more deeds, deeds of dedication of easement or other instruments of conveyance, the plaza, promenade and park

6 ny-2918657 components and certain roadway, utility and other infrastructure improvements located on the Open Space Property (all such conveyances, collectively, the “Dedication”). Easements; Parking. Easements for Boundary Footings. Open Space hereby grants, establishes and reserves unto each of the Parties, for the benefit of each Owner, its Permittees and Interested Parties, and as an appurtenance to each Property, a non-exclusive easement to install and construct and thereafter to repair, replace and maintain all piles, pile caps, foundations and underpinnings supporting the Improvements to be constructed upon such Properties. The piles, pile caps, foundations and underpinnings described in this subsection 3.1 are hereinafter referred to as “Boundary Footings.” The Boundary Footings shall be maintained by the Party that installed and constructed the Improvements supported by such Boundary Footing, and the costs of such maintenance shall be borne by such Party. Open Space Easements. Open Space hereby grants, establishes and reserves unto each of the other Parties, for the benefit of each such other Party, its Permittees and Interested Parties, and as an appurtenance to each Property, a non-exclusive easement over, across and through the entirety of the Open Space Property solely for pedestrian and/or vehicular ingress and egress, or sitting, resting and lounging areas. Open Space shall maintain and keep in a safe and sanitary condition the access areas contained within the Open Space Property all in a manner consistent with a first-class mixed-use project, at its sole cost and expense. Notwithstanding the foregoing, Open Space shall have the right, at any time and from time to time, to transfer such maintenance obligations to the City or any other governmental or quasi-governmental entity pursuant to one or more deeds of dedication, management agreements or other similar instruments. Such transfer of maintenance obligations, or any portion thereof, shall not require the consent of any other Party; provided, however, that upon such a transfer, Open Space shall promptly notify each other Party of such transfer. Easement for Encroachments. If the Improvements for any Property (“Benefitted Property”) now or hereafter constructed encroach to a minor degree upon any other Property, as a result of construction, reconstruction repair, settlement, shifting, engineering errors, movement of any Improvement or any other reason, an easement for such minor encroachment and for the maintenance of the same shall exist as an appurtenance to the Benefitted Property for so long as the encroaching Improvements shall stand. In the event any Improvement shall be partially or totally destroyed as a result of fire or other casualty and then rebuilt to essentially its configuration as immediately before the casualty, unintentional and minor encroachments of parts of any Improvement upon any Property due to such rebuilding, shall be permitted, and an easement for such encroachments and for the maintenance of the same shall exist so long as such rebuilt Improvements shall stand. Easement for Maintenance. To the extent that an easement is required by any Party over, across or through the Property of any other Party to maintain its Property or the Improvements constructed thereon, each Party hereby grants and establishes to each other Party, for the benefit of and as an appurtenance to each such other Party’s Property, a non-exclusive

7 ny-2918657 easement over, through and across the Property of the granting Party for reasonable access to each such other Party’s Property for maintenance purposes. Easements for Use of Loading Dock. Subject to the terms and provisions of this Section 3.5, Development hereby grants and establishes unto the Hotel Property, for the benefit of Hotel and as an appurtenance to the Hotel Property, a non-exclusive perpetual easement (the “Loading Dock Easement”) for access to and use of the loading dock located on the Development Property by Hotel and its Occupants, and the agents, employees and contractors of any of them, as depicted on Exhibit B attached hereto and made a part hereof. For the avoidance of doubt, Development acknowledges and agrees that the Loading Dock Easement shall include the use of those certain service corridors and hallways identified on Exhibit B. The loading dock is subject to any and all restrictions and limitations as Development may impose from time to time in its reasonable discretion; provided, however, that Development will use commercially reasonable efforts to ensure that the loading dock is properly maintained for the purposes identified above. Development will be responsible for maintaining the loading dock and paying the costs and expenses thereof (collectively, the “Loading Dock Costs”), subject, however, to the reimbursement obligation of Hotel as described in Article 4. Notwithstanding the foregoing or anything herein to the contrary, each Party shall, at its sole cost, restore any damage (ordinary wear and tear excepted) caused by it in connection with any of the uses described in this Section. The loading dock shall be used pursuant to the Loading Dock Easement for purposes of (i) permitting trucks and other vehicles to make deliveries to the Properties in connection with the operation and use of the Improvements located thereon, (ii) vehicular and service ingress, egress and passageways which shall be necessary or desirable for the entrance, exit and passage of the items contemplated by this Section to and/or from the Properties, as applicable, (iii) placing trash and recycling generated by the use and operation of the Improvements in designated areas and receptacles for pickup by the appropriate trash and recycling collectors, (iv) installing and maintaining any trash compactors and similar facilities and any utilities necessary for the proper operation of such trash compactors and other similar facilities, (v) use of the loading dock security office, and (viii) installing or placing signage related to any of the aforementioned uses. The use of the Loading Dock Easement will be subject to commercially reasonable rules and regulations as Development may impose from time to time with respect to scheduling, safety, use and operating standards, provided that all rules and regulations shall be applied on a non-discriminatory basis and no Party shall be entitled to priority over the other Parties in scheduling use of the loading dock. Easements for Use of Hotel Back of House. Development hereby grants and establishes unto the Hotel Property, for the benefit of Hotel and as an appurtenance to the Hotel Property, an exclusive perpetual easement (the “Hotel Easement”) for use by Hotel and its agents, employees and contractors, of the “Hotel Engineering Office”, the “Hotel Linen Storage”, and the “Hotel Bike Storage”, totaling 439 square feet in the aggregate, as each such room is depicted on Exhibit C attached hereto and made a part hereof (the “Hotel Easement Area”), for the purposes for which such rooms are intended to be used. For the avoidance of doubt, Development acknowledges and agrees that the Hotel Easement Area shall include the use of those certain service corridors and hallways identified on Exhibit C. Notwithstanding the foregoing,

8 ny-2918657 Development shall have the exclusive use of the Hotel Easement Area until the thirtieth (30th) day after receipt of written notice from Hotel advising of the substantial completion of the Improvements to be constructed upon the Hotel Property and directing Development to vacate the Hotel Easement Area. From and after the date on which Development actually vacates the Hotel Easement Area, Hotel will be solely responsible for maintaining the Hotel Easement Area and paying the costs and expenses thereof (as further described in Section 4.3, the “Hotel Easement Maintenance Costs”); provided, however, that each Party shall, at its sole cost, restore any damage (ordinary wear and tear excepted) to the Hotel Easement Area caused by it in connection with any of the uses described in this Section. Parking. Development hereby agrees, for the benefit of Hotel and its tenants, Occupants, permittees, managers and invitees, to provide the Hotel Spaces for use by Hotel and its tenants, Occupants, permittees, managers and invitees. The Hotel Spaces shall be located within the structured parking garage located upon the Development Property. The Hotel Spaces shall be provided on a non-exclusive basis, in common with all other users of the Garage. No later than ten (10) business days prior to the opening of the hotel to the public, Development and Hotel shall enter into a Guaranteed Spaces Agreement, in the form attached hereto as Exhibit D, which will further define such Parties’ rights and obligations with respect to the Hotel Spaces. Cost Sharing. Loading Dock Costs. Loading Dock Costs shall be shared by the Parties as follows: Development – 80%; Open Space – 0%; and Hotel – 20%. Notwithstanding the foregoing, Hotel shall have no obligation to pay or reimburse to Development any of the Loading Dock Costs unless and until it shall have completed the construction of a hotel upon the Hotel Property, as evidenced by the issuance of a certificate of occupancy therefor. If, after the date hereof, Development constructs additional Improvements upon the Development Property, then (i) the Parties’ allocable share of Loading Dock Costs shall be recalculated based on the square footage of Improvements located upon each of the Development Property and the Hotel Property relative to the total square footage of Improvements constructed upon all of the Properties and (ii) Development shall have the right to further allocate its portion of the Loading Dock Costs between or among the different Improvements located upon the Development Property based upon relative square footage of the Improvements or any other reasonable manner determined by Development. By way of example only, assuming that the hotel Improvements consist of 93,606 square feet and the Improvements located upon the Development Property prior to such recalculation consist of 325,625 square feet (309,773 square foot of apartment Improvements and 15,852 square feet of retail Improvements), and assuming additional Improvements located upon the Development Property consisting of 186,139 square feet, the Parties’ allocable shares would be Development – 86%; Open Space – 0%; and Hotel – 14%. Within thirty (30) days after the foregoing allocation of Loading Dock Costs between Development and Hotel have changed as a result of additional Improvements being constructed upon the Development Property, the Parties shall execute, deliver and record an amendment to this Agreement memorializing such changes. Land Condo Costs. Notwithstanding anything to the contrary contained in the Land Condominium REA, Land Condo Costs applicable to all or any portion of the Property shall be shared by the Parties as follows: Development – 95.50%; Open Space – 0%; and Hotel – 4.50%. Upon the completion of the construction of a hotel upon the Hotel Property, as evidenced by the

9 ny-2918657 issuance of a certificate of occupancy therefor, the Land Condo Costs shall be shared by the Parties as follows: Development – 88.5%; Open Space – 0%; and Hotel – 11.5%. If, after the date hereof, Development constructs additional Improvements upon the Development Property, then (i) the Parties’ allocable share of Land Condo Costs shall be recalculated based on the square footage of Improvements located upon each of the Development Property and the Hotel Property relative to the total square footage of Improvements constructed upon all of the Properties and (ii) Development shall have the right to further allocate its portion of the Land Condo Costs between or among the different Improvements located upon the Development Property based upon relative square footage of the Improvements or any other reasonable manner determined by Development. Within thirty (30) days after the foregoing allocation of Land Condo Costs between Development and Hotel have changed as a result of additional Improvements being constructed upon the Development Property, the Parties shall execute, deliver and record an amendment to this Agreement memorializing such changes. Hotel Easement Maintenance Costs. Hotel agrees to pay the Hotel Easement Maintenance Costs throughout the term of the Hotel Easement. For purposes of this Agreement, Development shall calculate the Hotel Easement Maintenance Costs as part of the costs of common area maintenance of the retail Improvements located upon the Development Property, such that Hotel bears its allocable share of such costs. By way of example only, assuming that the Hotel Easement Area consists of 439 square feet and that such retail Improvements and the Hotel Easement Area consist of 16,291 square feet in the aggregate, the Hotel Easement Maintenance Costs would be an amount equal to 2.69% of the total costs of common area maintenance of the Hotel Easement Area and the retail Improvements located upon the Development Property. Annual Budget. No later than ninety (90) days prior to the completion of the Improvements, and on or before September 15 of each year thereafter, Development shall deliver to Hotel a budget (the “Annual Budget”) which sets forth, in reasonable detail, the total amount of estimated Loading Dock Costs, Land Condo Costs and Hotel Easement Maintenance Costs (collectively, the “Costs”) for the following calendar year (or, in the case of the first partial year, for such partial year). Hotel has until October 15 of each such year to review and approve the proposed Annual Budget or to provide reasonable objections or comments with respect thereto to Development. Failure by Hotel to respond to the proposed Annual Budget by October 15 shall be deemed an approval of such proposed Annual Budget by Hotel. In the event that Hotel provides reasonable objections or comments with respect to a proposed Annual Budget on or before October 15, Development and Hotel shall in good faith attempt to reconcile their differences with respect to the proposed Annual Budget on or before November 15 of the then-current calendar year. If such differences cannot be reconciled on or before November 15 (a “Budget Deadlock”), then the prior year’s Annual Budget plus an annual increase of three (3%) shall be used by the Parties for all purposes of this Article 4 until such time as the Parties are able to resolve such Budget Deadlock. Any dispute involving the Annual Budget or otherwise related to an obligation to pay money under this Agreement, including, without limitation, enforcing an obligation to pay, or a dispute over the amount of money owed, or the procedure for the collection of money, may be resolved pursuant to Article 8. Reimbursement Obligation. Subject to the provisions of Section 4, Development shall invoice Hotel for its allocable share of Costs on a monthly basis. Hotel shall reimburse to

10 ny-2918657 Development its allocable share of such Costs within thirty (30) days after receipt of an invoice therefor. Annual Reconciliation of Costs. Within ninety (90) days after the end of each calendar year or partial calendar year, Development shall deliver to Hotel a statement (each, a “Reconciliation Statement”), setting forth in reasonable detail: (i) the actual amount of all Costs actually incurred during the immediately preceding calendar year (or partial calendar year, as the case may be); (ii) the aggregate amount paid by each of Development and Hotel; and (iii) calculations of any deficiency owed by, or excess owed to, each such Party. If the aggregate amount paid by Hotel pursuant to the Annual Budget for a given calendar year (or partial calendar year, as the case may be) is less than Hotel’s allocable share of the actual amount of the Costs actually and properly incurred during such calendar year (or partial calendar year, as the case may be), then within thirty (30) days after receipt of the Reconciliation Statement, Hotel, in cash or current funds, shall pay to Development the amount of any such deficiency. If the aggregate amount paid by Hotel pursuant to the Annual Budget for a given calendar year (or partial calendar year, as the case may be) is greater than Hotel’s allocable share of the actual amount of Costs actually and properly incurred during such calendar year (or partial calendar year, as the case may be), then Development shall provide for a credit in favor of Hotel against the next installment(s) of Costs due from Hotel. Lien and Enforcement. In the event that any sums due and owing by Hotel are not paid by Hotel within thirty (30) days after receipt of an invoice therefor, then such sums shall bear interest at the Default Interest Rate, from the date of expenditure until the date of such reimbursement. Any such costs and expenses not reimbursed by Hotel to Development when due shall be delinquent and shall be secured by a lien established under the Maryland Contract Lien Act on the Hotel Property, and which may be enforced in accordance with the terms of the Maryland Contract Lien Act. Any lien securing such obligations shall be subordinate to any Mortgage on the applicable Property arising prior in time to such lien. Right to Grant Easements. Subject to the terms and conditions contained herein and the obligations of each Party set forth herein, nothing contained in this Agreement shall be deemed to prohibit or limit the right of any Party to grant easements to any Person for any purpose, or to any governmental unit, public body and/or utility company for the construction, installation, operation, maintenance, repair, relocation, modification, extension or alteration of utility facilities in its Property, provided that no grant of an easement pursuant to this Section 5 or exercise thereof shall interfere with any other rights under this Agreement. Covenants to Run With the Land; No Mergers. Covenants Run With the Land. Each and all of the easements, covenants, restrictions, conditions and provisions contained in this Agreement (whether affirmative or negative in nature) shall, unless otherwise expressly provided, be perpetual and shall be construed as covenants running with the land and shall bind and inure to the benefit of each Party, and its successors and assigns; and every Person having any fee, leasehold, or other interest in any of the Properties at any time or from time to time to the extent that such Property is affected or bound by

11 ny-2918657 the easement, covenant, restriction, condition or provision in question, or that the easement, covenant, restriction, condition, or provision is to be performed on or by the Party of such Property. Easements Appurtenant. Each and all of the easements and rights granted or established in this Agreement are appurtenances to the benefited Property, and none of the easements and rights may be transferred, assigned, or encumbered except as an appurtenance to such Property. No Merger. It is the express intention of the parties hereto that the easements, conditions, covenants, easements, rights and obligations provided for herein, shall not be automatically extinguished by merger if any person shall hereafter become the owner of fee simple title to both the burdened and benefited Properties. Priority of Easements. The easements established and granted under this Agreement and all other terms and conditions of this Agreement (but not including liens for payments owed hereunder) shall be superior to any and all Mortgages now or in the future affecting title to the Property. Consent; Resolution of Disputes. Consent. In any instance in which any Party shall be requested to consent to or approve of any matter with respect to which such Party’s consent or approval is required by any of the provisions of this Agreement, such consent or approval shall be given in writing and shall not be unreasonably withheld, delayed or conditioned, unless the provisions of this Agreement with respect to a particular consent or approval shall expressly provide that the same may be given or refused in the sole and absolute judgment of such Party or may otherwise be qualified. Dispute Resolution Procedures. The following procedure shall be the sole procedure for resolving any dispute, claim or controversy under this Agreement. Dispute Notice; Meeting with an Expert. All disputes, claims and controversies arising out of this Agreement shall be resolved in accordance with the terms of this Section 8.2. Any Party (an “Aggrieved Owner”) which at any time (i) believes that any other Party has unreasonably withheld, delayed or conditioned a consent or approval required hereunder, or (ii) disputes any action taken or failure to act by any other Party pursuant to this Agreement must give a written notice to such other Party(ies) stating in reasonable detail the matter involved (a “Dispute Notice”) to such other Party. Following the receipt of a Dispute Notice, the Parties shall endeavor to resolve the matter in dispute within ten (10) business days after the date of delivery of Dispute Notice. The Parties may consult with experts and may invoke the Optional Rules for Emergency Measures of Protection of the American Arbitration Association (“AAA”) at any time. Arbitration. In the event that a resolution is not reached through the process described in subsection 8.2.1 within ten (10) business days after the Dispute Notice was delivered, the claim or controversy shall exclusively be settled by binding arbitration administered by the AAA in accordance with its Commercial Arbitration Rules, including the Optional Rules for Emergency Measures of Protection. In all events, the parties agree to complete the arbitration

12 ny-2918657 (including the issuance of the arbitrator’s award) within sixty (60) calendar days of the date the arbitrator is selected. One person, appointed pursuant to the AAA rules, shall act as arbitrator, and shall render a final resolution of the dispute. The arbitrator shall be a real estate lawyer with at least ten (10) years of experience in commercial real estate matters in the Washington-Baltimore-Northern Virginia Combined Statistical Area. The place of the arbitration shall be Baltimore, Maryland. In reaching any determination or award, the arbitrator must apply the laws of the State of Maryland without giving effect to any principals of conflict of laws. In any arbitration undertaken under this subsection 8.2.2, the arbitrator shall have the authority to award damages and/or injunctive relief, as applicable, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction. In any arbitration undertaken under this subsection 8.2.2, the arbitrator shall not have the right to vary, modify or waive any provision of this Agreement. The arbitrator’s decision shall be final, non-appealable and binding on the parties, and any party may seek to have the arbitrator’s decision confirmed by a court of competent jurisdiction. The arbitrator’s fees and expenses (and any other expenses of the arbitration) shall be borne exclusively by the non-prevailing party. The non-prevailing party shall pay the arbitrator’s fees and expenses (and any other expenses of the arbitration) within fifteen (15) calendar days of its receipt of the arbitrator’s statement of account. The non-prevailing party shall also pay the prevailing party’s reasonable attorney’s fees and costs. The prevailing party shall submit its application for an award of attorney’s fees and costs (including all invoices and other backup material) to the arbitrator within fifteen (15) calendar days of receipt of the award. The non-prevailing party shall submit its response to said application, if any, within five (5) calendar days of receipt thereof. The arbitrator shall issue an award of reasonable attorney’s fees within thirty (30) calendar days of receipt of the prevailing party’s application for an award of attorney’s fees and costs. The arbitrator’s award of reasonable attorney’s fees and costs shall be final, non-appealable and binding on the parties, and the prevailing party may seek to have the award confirmed by any court of competent jurisdiction. The non-prevailing party shall pay the prevailing party’s attorney’s fees and costs within fifteen (15) calendar days of receipt of the arbitrator’s award of reasonable attorney’s fees and costs. Rights and Remedies Cumulative. The rights and remedies given to the Parties by this Agreement shall, unless otherwise expressly provided, be deemed to be cumulative, no one of such rights and remedies shall be exclusive of any of the others, or of any other right or remedy at law or in equity which any such Party might otherwise have by virtue of a default under this Agreement, and the exercise of any one or more of such rights and remedies shall not be deemed to constitute an election of remedies, nor shall it preclude the Party exercising the same from exercising any other rights or remedies as may be granted to such Party by this Agreement, or at law or in equity. Unilateral Termination Not Permitted. No failure to comply with any of the terms of this Agreement shall entitle any Party to cancel, rescind or otherwise terminate this Agreement or any

13 ny-2918657 of the terms and provisions hereof, but such limitation shall not affect, in any manner, any other rights or remedies which the Parties may have under this Agreement by reason of such failure. This Agreement may not be amended, altered or terminated in whole or in part by the unilateral act of any one Party, or any group of Parties containing more than one but less than all Parties. Any amendment or termination hereof shall only be permitted by a written agreement signed by all Parties or by the order of a court of competent jurisdiction. Notice. Any notices required or permitted to be given hereunder shall be given in writing and shall be delivered (a) in Person, (b) by a nationally recognized commercial overnight courier that guarantees next day delivery and provides a receipt or (c) by electronic mail with confirmation of delivery from the sender’s electronic mail system, and such notices shall be addressed as follows: If to Hotel or to Open Space: Harbor Point Parcel 4 Hotel, LLC c/o Beatty Development Group, LLC Attn.: Michael S. Beatty 1300 Thames Street, Suite 10 Baltimore, MD 21231 Email: michael.beatty@beatty.co with a copy to: Gallagher Evelius & Jones LLP Attn.: Mark P. Keener, Esq. 218 N. Charles Street, Suite 400 Baltimore, MD 21201 Email: mkeener@gejlaw.com If to Development: Harbor Point Parcel 4 Development, LLC c/o Beatty Development Group, LLC Attn.: Michael S. Beatty 1300 Thames Street, Suite 10 Baltimore, MD 21231 Email: michael.beatty@beatty.co and with a copy to: Gallagher Evelius & Jones LLP Attn.: Mark P. Keener, Esq. 218 N. Charles Street, Suite 400 Baltimore, MD 21201 Email: mkeener@gejlaw.com with a copy to: Baltimore Parcel 4, LLC c/o Armada Hoffler Properties, Inc. Attn.: Legal Department 222 Central Park Avenue, Suite 2100 Virginia Beach, VA 23462 Email: legalnotices@armadahoffler.com

14 ny-2918657 or to such other address as either party may from time to time specify in writing to the other party. Any notice shall be effective upon receipt (or refusal by the intended recipient to accept delivery). Notices may be given or received by attorneys for the parties hereunder. Amendments. Subject to the terms of subsection 13.2.1, this Agreement may be amended, in whole or in part, at any time or from time to time by an instrument (i) executed and acknowledged (in the manner required by law for the execution and acknowledgement of deeds) by the Parties and (ii) recorded among the Land Records, except that this Agreement may not be amended without the written consent and subordination of the Mortgagees with respect to which each Party has received notice. Mortgagee Rights. Right to Receive a Default Notice. The parties agree to send a copy of any notice of default hereunder, to any Mortgagee holding an interest in the defaulting party’s Property, provided notice of such interest, together with such Mortgagee’s notice address, shall have been given to the party sending such notice, and any Mortgagee so entitled to receive a copy of a notice hereunder shall have, in addition to the same period within which to cure such default after notice is given thereof as is given to the defaulting party, forty-five (45) additional days to cure such default. Mortgagee Rights. Each party hereto agrees as follows for the benefit of any Mortgagee, provided the identity and address of such Mortgagee shall have been provided to such party: Any termination or material amendment or modification of this Agreement without the consent of a Mortgagee shall not be binding upon such Mortgagee or any purchaser at a foreclosure/trustee’s sale. At any time during which such Mortgagee or a receiver or trustee is in possession, or is seeking possession, or the appointment of a receiver for, or is in the process of selling, by foreclosure or similar proceeding, the interest in the Property upon which such Mortgagee holds a lien, such Mortgagee shall be entitled to take action to enforce directly any remedy for a default by any party. A Mortgagee shall have no obligation whatsoever, whether as a Mortgagee in possession or otherwise, with respect to any Property or portion thereof as to which such Mortgagee does not hold fee simple or leasehold title, or has not foreclosed its lien or other security or has not otherwise obtained legal and/or beneficial title to such interest, but notwithstanding the foregoing, each Party shall accept the performance by a Mortgagee of any obligation of any other Party. If any Mortgagee, which for purposes of this subsection 13.2.4 shall include an entity formed by, or other designee of, such Mortgagee for the purpose of taking title, shall become the owner of any or all interests in any Property upon which Mortgagee holds a lien by reason of the foreclosure of a Mortgage, or by conveyance by deed in lieu of foreclosure or

15 ny-2918657 otherwise or shall exercise any rights under this Agreement and, if, in any action or proceeding brought thereafter against such Mortgagee by any other party to enforce performance of any of such Mortgagee’s obligations hereunder or for breach of any such obligations, a money judgment shall be rendered against such Mortgagee, the other party or parties bringing such action or proceeding agree that they shall look solely to the estate and interest of such Mortgagee in such Property to satisfy such judgment and that they shall not attempt to enforce such judgment or to levy execution thereof against any other assets of such Mortgagee. Upon the sale or transfer of its interest in the Property and the assumption by the transferee of all of such Mortgagee’s obligations to the extent required under this Agreement, such Mortgagee shall be relieved of liability under this Agreement except for any liability arising during the period of such Mortgagee’s ownership of the Property in question. Authorization; Execution; Enforceability. Each Party represents and warrants that (i) the execution and delivery of this Agreement have been duly and validly authorized by all necessary actions of such Party and shall constitute the legal, valid and binding obligations of such Party enforceable against such Party in accordance with the terms hereof and thereof, and (ii) no consent, waiver, approval or authorization of or notice to any other person (including any governmental entity) is required to be made, obtained or given by such Party in connection with the execution and delivery of this Agreement except for those which have been heretofore obtained. Estoppels. Each Party shall, without charge, at any time and from time to time, within thirty (30) days after receipt of written request therefor from any other Party or from any Mortgagee or purchaser (or prospective mortgagee or purchaser) of such Party’s Property, deliver a duly executed and acknowledged certificate or statement to the parties requesting said certification or statement or to such other party, firm or corporation designated by such parties, certifying: that this Agreement is in full force and effect, or, if there has been any modifications, that the same is in full force and effect as modified, and stating any such modification; whether or not any Party is in default under this Agreement and, if a default is alleged, specifying the nature thereof; and to each Party’s knowledge, as to any other matters relating to the status of this Agreement as shall be reasonably requested by any other Party or any Mortgagee or purchaser (or prospective mortgagee or purchaser) of such Party’s Property from time to time. Mutual Cooperation. The successful operation of the Properties is dependent upon the continued cooperation and good faith of the Parties, successive Parties and each of their respective successors and assigns. Every easement, covenant, condition, restriction, reservation or easement herein stated shall be construed in recognition of this and the need for continued mutual cooperation. Any easement or right herein granted for the benefit of any of the Properties or interest therein shall be liberally construed with the intention of providing such rights and privileges as may be reasonably necessary without interfering needlessly with the burdened Property or improvements thereon. No Party shall take any action, or permit any action to be taken, to interfere with the free, beneficial use and enjoyment of any easement provided for herein or for the proper

16 ny-2918657 maintenance or repair related to such use. This covenant shall last as long as any of the easements conveyed by this Agreement remain in force. Captions and Headings. The captions and headings contained in this Agreement are included herein only for convenience of reference and shall not be considered a part hereof and shall not be construed as limiting or enlarging the terms hereof nor affecting the meaning or interpretation of this Agreement. Relationship of Parties. Nothing contained in this Agreement shall be construed as creating any relationship between the parties hereto other than the relationship of abutting land owners and the parties hereto shall not be considered partners or co-venturers for any purposes. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Maryland. The Parties and their successors and assigns agree that (i) any civil action relating to this Agreement shall be brought in a court of competent jurisdiction in the State of Maryland, and (ii) personal jurisdiction and venue is proper in the State of Maryland. Successors and Assigns. This Agreement shall be binding upon the Parties hereto and their respective executors, administrators, legal representatives, heirs, successors and permitted assigns, and shall inure to the benefit of the parties hereto and, except as otherwise provided herein, their respective executors, administrators, legal representatives, heirs, successors and permitted assigns. Notwithstanding the foregoing, upon the sale or transfer by any Party of its interest in its respective Property and the assumption by the transferee of all of such Party’s obligations to the extent required under this Agreement, such Party shall be relieved of liability under this Agreement except for any liability arising during the period of such Party’s ownership of the Property in question. Exhibits and Schedules. Each reference herein to an Exhibit or Schedule refers to the applicable Exhibit or Schedule that is attached to this Agreement. All such Exhibits and Schedules constitute a part of this Agreement and by this Section are expressly made apart hereof. Remedies Cumulative. The rights and remedies provided in this Agreement shall be deemed to be cumulative and no one of such rights and remedies shall be exclusive of any of the others, or of any other right or remedy at law or in equity which the Party might otherwise have by virtue of a default hereunder, and the exercise of one such right or remedy shall not impair the standing of an Party to exercise any other right or remedy. Limitation of Liability. No partner, shareholder, member, trustee, beneficiary, director, officer or employee of a Party, or any affiliate of a Party, shall have any personal liability under this Agreement. In addition, in the event any Person obtains a judgment against any Party in connection with this Agreement, such Person’s sole recourse shall be to the estate and interest of such Party in and to its Property. Nothing in this Section shall limit in any way any Person’s right

17 ny-2918657 to pursue equitable remedies in the event of a default by a Party under this Agreement, as more particularly set forth herein. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original copy, and all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties shall not have signed the same counterpart. Entire Agreement. It is understood and agreed by and between the parties hereto that this Agreement contains the final and entire agreement between said parties, and that they shall not be bound by any terms, statements, conditions or representations, oral or written, express or implied, not herein contained. Severability. In case any provisions hereof shall, for any reason, be held unenforceable or invalid in any respect, such unenforceability or invalidity shall not affect any other provisions hereof, and this Agreement shall be construed as if such unenforceable or invalid provision had not been included herein. Recordation. This Agreement shall be recorded among the Land Records, with the costs of said recordation to be paid by Development. [Signatures appear on the following page]

ny-2918657 IN WITNESS WHEREOF, the parties hereto have set their hands and seals as of the date first hereinabove written. DEVELOPMENT: HARBOR POINT PARCEL 4 DEVELOPMENT, LLC a Maryland limited liability company By: Harbor Point Parcel 4 Holdings, LLC, a Maryland limited liability company, its Managing Member By: ____________________________ Michael S. Beatty Manager STATE OF MARYLAND * * to wit: CITY/COUNTY OF BALTIMORE * I HEREBY CERTIFY that on this _____ day of ________________, 2025 before me, a Notary Public in and for the jurisdiction aforesaid, personally appeared Michael S. Beatty known to me (or satisfactorily proven) to be the Manager of Harbor Point Parcel 4 Holdings, LLC, which is the Sole Member of Harbor Point Parcel 4 Development, LLC, a Maryland limited liability company, and that such person, being authorized so to do, executed the foregoing and annexed instrument for the purposes therein contained by signing the name of said company. IN WITNESS WHEREOF, I hereunto set my hand and official seal. ___________________________________ Notary Public My Commission Expires:_______________ [NOTARIAL SEAL] [Signatures continue on the following page]

ny-2918657 OPEN SPACE: HARBOR POINT OPEN SPACE CORP. a Maryland corporation By: ____________________________ Michael S. Beatty President STATE OF MARYLAND * * to wit: CITY/COUNTY OF BALTIMORE * I HEREBY CERTIFY that on this _____ day of ________________, 2025 before me, a Notary Public in and for the jurisdiction aforesaid, personally appeared Michael S. Beatty known to me (or satisfactorily proven) to be the President of Harbor Point Open Space Corp., and that such person, being authorized so to do, executed the foregoing and annexed instrument for the purposes therein contained by signing the name of said company. IN WITNESS WHEREOF, I hereunto set my hand and official seal. ___________________________________ Notary Public My Commission Expires:_______________ [NOTARIAL SEAL] [Signatures continue on the following page]

ny-2918657 HOTEL: HARBOR POINT PARCEL 4 HOTEL, LLC a Maryland limited liability company By: Harbor Point Parcel 4 Holdings, LLC, a Maryland limited liability company, its Sole Member By: ____________________________ Michael S. Beatty Manager STATE OF MARYLAND * * to wit: CITY/COUNTY OF BALTIMORE * I HEREBY CERTIFY that on this _____ day of ________________, 2025 before me, a Notary Public in and for the jurisdiction aforesaid, personally appeared Michael S. Beatty known to me (or satisfactorily proven) to be the Manager of Harbor Point Parcel 4 Holdings, LLC, which is the Sole Member of Harbor Point Parcel 4 Development, LLC, a Maryland limited liability company, and that such person, being authorized so to do, executed the foregoing and annexed instrument for the purposes therein contained by signing the name of said company. IN WITNESS WHEREOF, I hereunto set my hand and official seal. ___________________________________ Notary Public My Commission Expires:_______________ [NOTARIAL SEAL] [Signatures continue on the following page]

ny-2918657 JOINDER, CONSENT AND SUBORDINATION OF TRUSTEE Christian Beach, as Trustee for the benefit of MANUFACTURERS AND TRADERS TRUST COMPANY, a New York banking corporation, as Administrative Agent, its successors and assigns, under that certain Deed of Trust, Assignment of Rents and Leases and Security Agreement dated as of April 7, 2022 and recorded among the Land Records of Baltimore, Maryland at Book 24730, page 179 (as may be amended, restated, or modified from time to time, the “Deed of Trust”) hereby subordinates the lien of the aforesaid Deed of Trust to the terms of the foregoing Agreement. TRUSTEE: _____________________________ (SEAL) Christian Beach, Trustee STATE OF ____________________, CITY/COUNTY OF ___________________, TO WIT: I HEREBY CERTIFY, that on this _____day of ____________, 2025, before me, the undersigned Notary Public of said State, personally appeared Christian Beach, trustee, known to me (or satisfactorily proved) to be the person who executed the foregoing instrument, and acknowledged that she executed the same in the capacity and for the purposes therein recited. WITNESS my hand and Notarial Seal. __________________________________ Notary Public [Notarial Seal] My Commission Expires: ____________

#920792v3 013706-0009 ny-2918657 EXHIBIT A-1 DESCRIPTION OF DEVELOPMENT PROPERTY BEING KNOWN AND DESIGNATED as HP Parcel 4 Commercial Condominium Unit 1, together with an undivided interest in the General Common Elements, as established pursuant to a Declaration of Condominium for Harbor Point Parcel 4 Commercial Condominium made by Harbor Point Parcel 4 Development, LLC, dated April 7, 2022 and recorded among the Land Records of Baltimore City, Maryland in Book 24730, page 110; and as shown on a plat entitled “Harbor Point Parcel 4 Commercial Condominium”, dated March 24, 2022 and recorded among the Plat Records of Baltimore City, Maryland as Plat No. MB 887. TOGETHER WITH the improvements on the Property, if any, all of the benefits, rights and privileges granted by the Declaration of Condominium and all the rights, ways, alleys, benefits, privileges and appurtenances thereto belonging or in anywise appertaining. TOGETHER WITH the easements and an undivided interest in the general common elements granted and subject to the terms and conditions set forth in a Declaration of Condominium for Harbor Point Master Land Condominium made by Harbor Point Land, LLC dated March 21, 2014 and recorded on March 25, 2014 among the Land Records of Baltimore City, Maryland in Book FMC 16101, page 424, as amended by that certain First Amendment to Declaration of Condominium for Harbor Point Master Land Condominium dated January 13, 2016 and recorded among the Land Records in Liber LGA 17841, page 362, as further amended by that certain Second Amendment to Declaration for Harbor Point Master Land Condominium dated as of February 20, 2017 and recorded among the Land Records in Book 18922, Page 105, as further amended by that certain Third Amendment to Declaration for Harbor Point Master Land Condominium dated as of April 25, 2019 and recorded among the Land Records in Book 21072, Page 16, and as further amended by that certain Fourth Amendment to Declaration for Harbor Point Master Land Condominium dated as of January 25, 2022 and recorded among the Land Records in Book 24730, Page 88, together with an undivided interest in the Common Elements of the said Condominium, and as shown on a plat entitled “Plat of Condominium of HARBOR POINT MASTER LAND CONDOMINIUM Land Units 1, 2, 3, and 4, Garage Unit & Open Space Unit,” dated January 25, 2022 and recorded among the Plat Records of Baltimore City, Maryland in Condominium Book MB, page 881. TOGETHER WITH and subject to the terms and conditions set forth in an Easement and Cost Sharing Agreement, dated March 21, 2014 and recorded in Book FMC 16123, page 482, as amended by that certain First Amendment to Easement and Cost Sharing Agreement dated January 3, 2018 and recorded among the Land Records of Baltimore City, Maryland at Book MB 19817, page 475.

#920792v3 013706-0009 ny-2918657 EXHIBIT A-2 DESCRIPTION OF OPEN SPACE PROPERTY BEING KNOWN AND DESIGNATED as HP Parcel 4 Commercial Condominium Unit 2, together with an undivided interest in the General Common Elements, as established pursuant to a Declaration of Condominium for Harbor Point Parcel 4 Commercial Condominium made by Harbor Point Parcel 4 Development, LLC, dated April 7, 2022 and recorded among the Land Records of Baltimore City, Maryland in Book 24730, page 110; and as shown on a plat entitled “Harbor Point Parcel 4 Commercial Condominium”, dated March 24, 2022 and recorded among the Plat Records of Baltimore City, Maryland as Plat No. MB 887. TOGETHER WITH the improvements on the Property, if any, all of the benefits, rights and privileges granted by the Declaration of Condominium and all the rights, ways, alleys, benefits, privileges and appurtenances thereto belonging or in anywise appertaining. TOGETHER WITH the easements and an undivided interest in the general common elements granted and subject to the terms and conditions set forth in a Declaration of Condominium for Harbor Point Master Land Condominium made by Harbor Point Land, LLC dated March 21, 2014 and recorded on March 25, 2014 among the Land Records of Baltimore City, Maryland in Book FMC 16101, page 424, as amended by that certain First Amendment to Declaration of Condominium for Harbor Point Master Land Condominium dated January 13, 2016 and recorded among the Land Records in Liber LGA 17841, page 362, as further amended by that certain Second Amendment to Declaration for Harbor Point Master Land Condominium dated as of February 20, 2017 and recorded among the Land Records in Book 18922, Page 105, as further amended by that certain Third Amendment to Declaration for Harbor Point Master Land Condominium dated as of April 25, 2019 and recorded among the Land Records in Book 21072, Page 16, and as further amended by that certain Fourth Amendment to Declaration for Harbor Point Master Land Condominium dated as of January 25, 2022 and recorded among the Land Records in Book 24730, Page 88, together with an undivided interest in the Common Elements of the said Condominium, and as shown on a plat entitled “Plat of Condominium of HARBOR POINT MASTER LAND CONDOMINIUM Land Units 1, 2, 3, and 4, Garage Unit & Open Space Unit,” dated January 25, 2022 and recorded among the Plat Records of Baltimore City, Maryland in Condominium Book MB, page 881. TOGETHER WITH and subject to the terms and conditions set forth in an Easement and Cost Sharing Agreement, dated March 21, 2014 and recorded in Book FMC 16123, page 482, as amended by that certain First Amendment to Easement and Cost Sharing Agreement dated January 3, 2018 and recorded among the Land Records of Baltimore City, Maryland at Book MB 19817, page 475.

#920792v3 013706-0009 ny-2918657 EXHIBIT A-3 DESCRIPTION OF HOTEL PROPERTY BEING KNOWN AND DESIGNATED as HP Parcel 4 Commercial Condominium Unit 3, together with an undivided interest in the General Common Elements, as established pursuant to a Declaration of Condominium for Harbor Point Parcel 4 Commercial Condominium made by Harbor Point Parcel 4 Development, LLC, dated April 7, 2022 and recorded among the Land Records of Baltimore City, Maryland in Book 24730, page 110; and as shown on a plat entitled “Harbor Point Parcel 4 Commercial Condominium”, dated March 24, 2022 and recorded among the Plat Records of Baltimore City, Maryland as Plat No. MB 887. TOGETHER WITH the improvements on the Property, if any, all of the benefits, rights and privileges granted by the Declaration of Condominium and all the rights, ways, alleys, benefits, privileges and appurtenances thereto belonging or in anywise appertaining. TOGETHER WITH the easements and an undivided interest in the general common elements granted and subject to the terms and conditions set forth in a Declaration of Condominium for Harbor Point Master Land Condominium made by Harbor Point Land, LLC dated March 21, 2014 and recorded on March 25, 2014 among the Land Records of Baltimore City, Maryland in Book FMC 16101, page 424, as amended by that certain First Amendment to Declaration of Condominium for Harbor Point Master Land Condominium dated January 13, 2016 and recorded among the Land Records in Liber LGA 17841, page 362, as further amended by that certain Second Amendment to Declaration for Harbor Point Master Land Condominium dated as of February 20, 2017 and recorded among the Land Records in Book 18922, Page 105, as further amended by that certain Third Amendment to Declaration for Harbor Point Master Land Condominium dated as of April 25, 2019 and recorded among the Land Records in Book 21072, Page 16, and as further amended by that certain Fourth Amendment to Declaration for Harbor Point Master Land Condominium dated as of January 25, 2022 and recorded among the Land Records in Book 24730, Page 88, together with an undivided interest in the Common Elements of the said Condominium, and as shown on a plat entitled “Plat of Condominium of HARBOR POINT MASTER LAND CONDOMINIUM Land Units 1, 2, 3, and 4, Garage Unit & Open Space Unit,” dated January 25, 2022 and recorded among the Plat Records of Baltimore City, Maryland in Condominium Book MB, page 881. TOGETHER WITH and subject to the terms and conditions set forth in an Easement and Cost Sharing Agreement, dated March 21, 2014 and recorded in Book FMC 16123, page 482, as amended by that certain First Amendment to Easement and Cost Sharing Agreement dated January 3, 2018 and recorded among the Land Records of Baltimore City, Maryland at Book MB 19817, page 475.

#920792v3 013706-0009 ny-2918657 EXHIBIT B LOADING DOCK EASEMENT

#920792v3 013706-0009 ny-2918657 EXHIBIT C HOTEL EASEMENT

#920792v3 013706-0009 ny-2918657 EXHIBIT D FORM OF GUARANTEED SPACES AGREEMENT GUARANTEED SPACES AGREEMENT THIS GUARANTEED SPACES AGREEMENT (this “Agreement”) is made as of the ___ day of ________, 20____ by and between HARBOR POINT PARCEL 4 DEVELOPMENT, LLC, a Maryland limited liability company (“Garage Owner”) and HARBOR POINT PARCEL 4 HOTEL, LLC, a Maryland limited liability company (“Hotel Owner”). RECITALS WHEREAS, Garage Owner is the owner of a structured parking garage containing approximately 1,244 parking spaces, as depicted on Exhibit A attached hereto and identified thereon as the “Allied Garage” (the “Parcel 4 Garage”); and WHEREAS, Hotel Owner is the owner of a parcel of land located adjacent to the Parcel 4 Garage, which is improved by a hotel containing approximately [152] guest rooms and related amenities and improvements (the “Hotel Property”); and WHEREAS, Hotel Owner desires the rights to use certain parking spaces within the Parcel 4 Garage in order to support the operation of the hotel located upon the Hotel Property; and WHEREAS, Garage Owner will benefit from this Agreement and has agreed to enter into this Agreement in order to provide rights to Hotel Owner in and to the Parking Spaces, on the terms and conditions herein. NOW, THEREFORE, in consideration of the promises, covenants and agreements hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows: 1. Term. The “Term” of this Agreement shall commence on the date hereof and shall continue for so long as a hotel containing at least 100 guest rooms is open and operating on the Hotel Property. Notwithstanding the foregoing, this Agreement shall be terminable by Hotel Owner at any time upon thirty (30) days’ prior written notice to Garage Owner. 2. Guaranteed Spaces. Garage Owner agrees to provide Hotel Owner with parking spaces located within the Parcel 4 Garage in an amount equal to 65% of the number of guest rooms contained within the hotel improvements constructed upon the Hotel Property, rounded up or down, as applicable, to the nearest whole number, not to exceed 150 total parking spaces (the “Guaranteed Spaces”). For example, if the hotel improvements contain 152 guest rooms, then there will be 99 Guaranteed Spaces (i.e., 152 x 0.65 = 98.8, rounded to 99). The Guaranteed Spaces are intended to be used by Hotel Owner on nights and weekends, and are not guaranteed on a 24/7 basis. In addition, the Guaranteed Spaces shall be unreserved, non-exclusive and used in common with all other users of the Parcel 4 Garage. 3. Parking Rates. The rate for each Guaranteed Space shall not exceed the current

#920792v3 013706-0009 ny-2918657 market rate for garage parking spaces at Harbor Point (“Market Rate”), as the same may be adjusted from time to time by the owners of such garages. It is the intention of the parties that Hotel Owner’s patrons, customers and invitees will self-park in the Guaranteed Spaces and pay the then current hourly or daily rate, as applicable, for use of the Guaranteed Spaces directly to the operator of the Parcel 4 Garage. Garage Owner shall be responsible for the payment of all parking taxes payable with respect to the Guaranteed Spaces. For the avoidance of doubt, the parties acknowledge and agree that Hotel Owner is not obligated to pay Garage Owner for each of the Guaranteed Spaces each month; rather, Hotel Owner and its patrons, customers, occupants, invitees and permittees shall only be obligated to pay for the number of Guaranteed Spaces actually used in the Parcel 4 Garage. Notwithstanding the foregoing regarding self-parking, nothing herein shall be deemed to prohibit or restrict the Hotel Owner from offering valet parking services to its patrons and guests using the Guaranteed Spaces. Upon written request therefor, Garage Owner shall cooperate in good faith with Hotel Owner to develop and implement such valet parking service. If Hotel Owner exercises such right to implement valet parking, then Guaranteed Spaces shall be made available for such purpose at a rate not to exceed an agreed upon discounted Market Rate, which is, as of the date hereof, a maximum of $10.00 per parking space per night. 4. Compliance with Legal Requirements. The Parcel 4 Garage shall comply with all applicable legal requirements and be operated in the same manner as other parking operations open to the public in the City of Baltimore. 5. Use of Parcel 4 Garage. Hotel Owner agrees to use the Parcel 4 Garage for the parking of motorcycles, passenger automobiles, sport and utility vehicles and vans (all of which much fit into a standard automobile parking space) and for no other purposes. 6. Rules and Regulations. Hotel Owner agrees that it will abide by all reasonable rules and regulations imposed with respect to the Parcel 4 Garage and the Guaranteed Spaces; provided, however, that such rules and regulations are enforced in a consistent, uniform and non- discriminatory manner and Hotel Owner shall receive not less than thirty (30) days prior written notice of the same prior to enforcement. 7. Default and Remedies. A failure by Garage Owner to provide any or all of the Guaranteed Spaces pursuant to this Agreement, and to cure such failure within ten (10) days after written notice from Hotel Owner, shall be a default under this Agreement, and shall entitle Hotel Owner to pursue all of its remedies provided by law or in equity, including without limitation specific performance of this Agreement. 8. Assignment by Hotel Owner. Hotel Owner may assign or sublease any or all of the Guaranteed Spaces to any successor of Hotel Owner. No other assignment or sublease shall be permitted by Hotel Owner without the prior written consent of Garage Owner. However, Hotel Owner may make Guaranteed Spaces available to its tenants, occupants, invitees and permittees. 9. Binding Effect. Subject to the provisions of Section 8, this Agreement shall be binding upon and shall, to the extent provided herein, inure to the benefit of all parties hereto and their respective successors and assigns. 10. Amendments. No change or modification of this Agreement shall be valid unless

#920792v3 013706-0009 ny-2918657 the same is in writing and signed by each of the parties hereto. 11. Captions; Pronouns. The captions of this Agreement are inserted only as a matter of convenience and for reference. They do not define, limit or describe the scope or intent of the provisions of this Agreement, and they shall not affect the interpretation hereof. Whenever singular, plural, masculine, feminine or neuter pronouns are used herein they shall be construed interchangeably so as to fit the applicable context. 12. Severability. If any provision of this Agreement shall to any extent be invalid or unenforceable, the remainder of the Agreement shall not be affected thereby and each remaining provision of the Agreement, unless specifically conditioned upon such invalid or unenforceable provision, shall be valid and enforceable to the fullest extent permitted by law. 13. Governing Law; Venue. It is expressly understood and agreed that all matters arising out of this Agreement are to be construed and governed in accordance with the laws of the State of Maryland (without giving regard or effect to any conflicts of law rules or other choice of law rules). With respect to any dispute or legal action of any kind arising from the terms of this Agreement that any party may have, either during the term of this Agreement or thereafter, it is expressly agreed that such action shall be brought solely in the state or federal courts located in jurisdiction in which the Parcel 4 Garage located. 14. Recordation. This Agreement shall not be recorded among the Land Records of Baltimore City, Maryland. 15. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. The Parties acknowledge and agree that they may conduct this transaction by electronic means and that this Agreement may be executed by electronic signature, which shall be considered as an original signature for all purposes and shall have the same force and effect as an original signature. Without limitation, “electronic signature” shall include faxed versions of an original signature or electronically scanned and transmitted versions (e.g., via PDF) of an original signature. [Signatures appear on the following pages]

#920792v3 013706-0009 ny-2918657 IN WITNESS WHEREOF, the Parties hereto have duly executed this Guaranteed Spaces Agreement under seal as of the date first above written. WITNESS: GARAGE OWNER: HARBOR POINT PARCEL 4 DEVELOPMENT, LLC By: Harbor Point Parcel 4 Holdings, LLC, a Maryland limited liability company, its Managing Member By: ____________________________ Michael S. Beatty Manager HOTEL OWNER: HARBOR POINT PARCEL 4 HOTEL, LLC By: Harbor Point Parcel 4 Holdings, LLC, a Maryland limited liability company, its Sole Member By: ____________________________ Michael S. Beatty Manager

#920792v3 013706-0009 ny-2918657 Exhibit A (to Guaranteed Spaces Agreement)